FOR IMMEDIATE RELEASE

David Kaplan

Verticalnet, Inc.

Ph: 610-695-2310, davidkaplan@verticalnet.com

Verticalnet Reports Financial Results for the Fourth Quarter and Fiscal Year 2004

Malvern, PA, February 23, 2005 – Verticalnet, Inc. (Nasdaq: VERT), a leading provider of supply management solutions, today announced results for its fourth quarter and year ended December 31, 2004.

Revenues for the quarter ended December 31, 2004 were $5.6 million, up 157% as compared to $2.2 million for the quarter ended December 31, 2003. Software and software related revenues grew 418%, from $0.4 million in the quarter ended December 31, 2003 to $1.8 million in the quarter ended December 31, 2004. As a percent of total revenues, software and software related revenue increased from 16% of revenues for the quarter ended December 31, 2003 to 33% of revenues for the quarter ended December 31, 2004.

Net loss for the quarter ended December 31, 2004 was $2.8 million, or $(0.08) per share, which included $1.5 million of non-cash charges (including depreciation and amortization). This compares to a net loss of $1.1 million, or $(0.06) per share, for the quarter ended December 31, 2003, which included $0.5 million of non-cash charges (including depreciation and amortization).

Revenues for the year ended December 31, 2004 were $22.9 million, up 138% as compared to $9.6 million for the year ended December 31, 2003. Verticalnet’s net loss for the year ended December 31, 2004 was $9.7 million, or $(0.33) per share, compared to a net loss of $11.0 million, or $(0.70) per share, for the year ended December 31, 2003. Verticalnet’s net loss for the years ended December 31, 2004 and 2003 included non-cash charges (including depreciation, amortization, and debt inducement costs) of $5.4 million and $6.4 million respectively.

In the fourth quarter, Verticalnet converted $4.2 million of its outstanding debt into common stock and raised an additional $5.6 million in new equity, net of expenses. As a result, as of December 31, 2004, Verticalnet’s long-term debt was $0.2 million, and cash was $9.4 million compared to cash of $5.7 million as of September 30, 2004. Verticalnet reported working capital of $7.9 million at December 31, 2004, compared to $3.7 million at September 30, 2004.

“We continued to make significant progress in the fourth quarter despite the sequential decline in revenues,” said Gene S. Godick, Verticalnet EVP and CFO. “Importantly, we decreased our customer concentration every quarter in 2004 while continuing to strengthen our balance sheet by raising new capital and eliminating debt. We also made progress in controlling our costs this quarter. Our gross margins improved sequentially from 41% to 45%, and our net loss was lower than our previously stated guidance. Bottom line performance is a key focus of management as we strive to reach cash flow break-even, and eventual profitability.”

The following table highlights the decrease in customer concentration throughout 2004:

	Quarter Ending				Full
	3/31/04	6/30/04	9/30/04	12/31/04	Year
Top Two Customers	64%	63%	40%	30%	49%
All Other Customers	36%	37%	60%	70%	51%

Total Revenue	100%	100%	100%	100%	100%

“While revenue grew 157% in the fourth quarter of 2004 compared to the same period in 2003, revenues were sequentially down compared to the third quarter, primarily due to the decline in revenues from the Company’s two largest customers,” said Nathanael V. Lentz, President and CEO of Verticalnet. “While this decline occurred faster than expected, we believe it is a part of the normal lifecycle of these client relationships and we expect these customers to continue to be two of our largest customers through 2005. We are encouraged that revenues from all other customers grew in the fourth quarter as compared to the third quarter, which we believe is a result of our increased sales and marketing efforts. Our customer base has expanded, and we have demonstrated success in growing our presence in existing accounts. As our business has evolved, our revenue mix has shifted and we have seen a larger percentage of supply management software and services. Software and software related revenue has continued to grow and now makes up approximately one-third of our revenue.”

In the fourth quarter, Verticalnet continued to invest in its products, grow relationships with existing customers, and develop relationships with new customers. In October 2004, the Company released the latest version of its Verticalnet XE suite, the first integrated release following the acquisition of B2eMarkets in July 2004. Interest in the XE suite and other Verticalnet solutions has been strong, with Verticalnet signing agreements or initiating paid pilots with four new customers in the fourth quarter, and extended relationships or renewed subscriptions with eleven existing customers. In the fourth quarter, Verticalnet delivered solutions to 65 customers, up from 60 customers in the third quarter. Demand for Verticalnet solutions has continued into the first quarter of 2005, with four new customer agreements or paid pilots signed since the beginning of the year, including Mittal Steel, a FORTUNE 500™ specialty retailer, a global industrial chemicals manufacturer, and a leading branded and generic pharmaceuticals manufacturer.

“Looking at 2004 as a whole, it was a year of tremendous progress for Verticalnet and we believe our actions will result in a stronger business in 2005,” Lentz continued. “We started 2004 as a provider of spend analysis software and ended the year with a broad supply management offering. Consolidation in our space has resulted in Verticalnet emerging as one of a few alternatives for Global 2000 companies that offers a full range of software and services across the supply management lifecycle – and we believe that we are the only provider to offer an on-demand delivery solution across our entire software suite.”

Lentz concluded: “Our 2004 revenues increased by 138% compared to 2003, while we significantly diversified our customer base and improved our software revenue mix through new customer additions as well as our acquisitions of Tigris and B2eMarkets. We began 2004 with eight customers and in the fourth quarter, we delivered software or services to a total of 65 customers. While we added many of these customers through our acquisitions, over 20 new customers were added organically in the last twelve months. We continue to execute on our strategy to achieve a position of leadership in the supply management market. While the challenges of a shifting revenue mix, the integration of three businesses, and the dynamics of our market have all made quarterly revenue difficult to forecast, we are confident that 2005 will be a year which builds on our actions over the last twelve months.”

About Verticalnet

Verticalnet is a leading provider of supply management solutions that enable companies to identify and realize sustained value across the supply management lifecycle. Going beyond traditional spend management and sourcing approaches, Verticalnet’s solutions provide the visibility, insight and process control required to maximize the sustained value realization from supply management. Large enough to help customers attain supply management success worldwide, yet nimble enough to provide individual attention and remain focused on customer priorities, Verticalnet has helped numerous Global 2000 companies take their supply management efforts to the next level through an optimal blend of software, comprehensive services, and deep category knowledge and domain expertise. To learn more, please visit us at www.verticalnet.com.

Cautionary Statement Regarding Forward-Looking Information

This announcement contains forward-looking information that involves risks and uncertainties. Such information includes statements about Verticalnet’s expected fourth quarter and fiscal year 2004 financial results, two existing customers continuing to be two of our largest customers through 2005, reaching cash flow break-even and eventual profitability, stronger business in 2005, continuing execution on our strategy to achieve a position of leadership in the supply management market, and 2005 being a year which builds on our actions over the last twelve months, as well as statements that are preceded by, followed by, or include the words “believes,” “plans,” “intends,” “expects,” “anticipates,” “scheduled,” or similar expressions. For such statements, Verticalnet claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to, our ability to successfully integrate the businesses of B2eMarkets and Tigris, the availability and terms of equity and debt financing to fund our business, our reliance on the development of our software and services business, competition in our target markets, our ability to maintain our listing on the Nasdaq SmallCap Market, economic conditions in general and in our specific target markets, our ability to use and protect our intellectual property, and our ability to attract and retain qualified personnel, as well as those factors set forth in Verticalnet’s Annual Report on Form 10-K for the year ended December 31, 2003, as amended, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 which have been filed with the Securities and Exchange Commission. Verticalnet is making these statements as of February 23, 2005 and assumes no obligation to publicly update or revise any of the forward-looking information in this announcement.

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Verticalnet is a registered trademark or a trademark in the United States and other countries of Vert Tech LLC

Verticalnet, Inc.
Condensed Consolidated Balance Sheets — Unaudited
(In thousands)

	December 31,	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$9,370	$4,408
Accounts receivable, net	5,902	2,438
Prepaid expenses and other current assets	802	539

Total current assets	16,074	7,385
Property and equipment, net	1,173	116
Other investments	606	606
Goodwill	16,364	—
Other intangible assets, net	5,603	900
Other assets	525	116

Total assets	$40,345	$9,123

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt and convertible notes	$71	$757
Accounts payable and accrued expenses	4,993	2,806
Deferred revenues	3,147	992
Other current liabilities	—	147

Total current liabilities	8,211	4,702
Long-term debt and deferred revenues	246	—
Shareholders’ equity	31,888	4,421

Total liabilities and shareholders’ equity	$40,345	$9,123

Verticalnet, Inc.
Consolidated Statements of Operations — Unaudited
(In thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2004	2003 (4)	2004	2003 (4)
Revenues:
Software and software related	$1,838	$355	$4,236	$1,832
Services	3,765	1,825	18,689	7,801

Total revenues	5,603	2,180	22,925	9,633

Cost of revenues:
Cost of software and software related	614	162	1,711	632
Cost of services	1,977	451	8,659	1,616
Amortization of acquired technology and customer contracts	464	224	1,532	899

Total cost of revenues	3,055	837	11,902	3,147

Gross profit	2,548	1,343	11,023	6,486

Operating expenses:
Research and development	1,602	1,162	5,822	4,071
Sales and marketing	1,848	541	6,054	2,347
General and administrative	1,182	599	5,558	4,505
Restructuring charges (reversal)	—	8	—	(480)
Stock-based compensation (1)	344	180	1,636	538
Amortization of other intangible assets	372	—	1,115	—

Total operating expenses	5,348	2,490	20,185	10,981

Operating loss	(2,800)	(1,147)	(9,162)	(4,495)
Interest and other expense (income), net (2)	43	(89)	558	6,520

Net loss	$(2,843)	$(1,058)	$(9,720)	$(11,015)

Net loss per share — basic and diluted (3)	$(0.08)	$(0.06)	$(0.33)	$(0.70)

Weighted average common shares outstanding:
Basic and diluted (3)	37,448	19,215	29,591	15,675

(1) For the three months and year ended December 31, 2004 and 2003, stock-based compensation expense, net of the effects of cancellations, is attributable to various expense categories as follows (in thousands):

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Cost of revenues	$88	$36	$524	$103
Research and development	30	30	263	60
Sales and marketing	109	18	328	53
General and administrative	117	96	521	322

Total	$344	$180	$1,636	$538

(2) During the year ended December 31, 2003, the Company recorded a $5.7 million inducement charge relating to the repurchase of its 5 1/4 % convertible subordinated debentures.

(3) During the periods ended December 31, 2004 and 2003, the diluted earnings per share calculation was the same as the basic earnings per share calculation as all potentially dilutive securities were anti-dilutive.

(4) Certain prior year amounts have been reclassified to conform with the current year’s financial statement presentation.

Verticalnet, Inc.
Consolidated Statements of Cash Flow — Unaudited
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Operating activities:
Net loss	$(2,843)	$(1,058)	$(9,720)	$(11,015)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	975	348	3,103	1,467
Stock-based compensation, net of cancellations	344	180	1,636	538
Accretion of promissory note and non-cash interest	132	—	333	—
Inducement expense related to debt conversion	—	—	—	5,707
Non-cash restructuring charges (reversals)	—	8	—	(480)
Realized loss (gain) on investments	—	—	35	(111)
Other non-cash items	—	(5)	282	(690)
Change in assets and liabilities, net of effect of acquisitions:
Accounts receivable	954	(1,225)	655	(852)
Prepaid expenses and other assets	2	530	793	1,272
Accounts payable and accrued expenses	(1,011)	(712)	(1,156)	(4,185)
Deferred revenues	(114)	640	71	713

Net cash used in operating activities	(1,561)	(1,294)	(3,968)	(7,636)

Investing activities:
Acquisitions, net of cash acquired	(249)	—	(5,339)	—
Purchase of available-for-sale investments	—	—	(3,000)	—
Proceeds from sale of short-term investments	—	—	2	979
Proceeds from sale of available-for-sale investments	—	—	2,980	—
Restricted cash	—	—	(311)	1,685
Proceeds from sale of assets	—	—	—	292
Capital expenditures	(82)	—	(184)	(59)

Net cash provided by (used in) investing activities	(331)	—	(5,852)	2,897

Financing activities:
Principal payments on long-term debt and obligations under capital leases	(201)	(43)	(834)	(114)
Payments to repurchase convertible notes	—	—	(728)	(1,289)
Proceeds from issuance of common stock and warrants, net	5,629	1,588	15,429	2,524
Proceeds from exercise of stock options and warrants	67	21	834	103

Net cash provided by financing activities	5,495	1,566	14,701	1,224

Effect of exchange rate fluctuation on cash and cash equivalents	84	(81)	81	(56)

Net increase (decrease) in cash and cash equivalents	3,687	191	4,962	(3,571)
Cash and cash equivalents — beginning of period	5,683	4,217	4,408	7,979

Cash and cash equivalents — end of period	$9,370	$4,408	$9,370	$4,408

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$3	$44	$65	$233
Supplemental schedule of non-cash investing and financing activities
Conversion of promissory note, including accrued interest, into common stock	$4,232	$—	$4,232	$—
Issuance of common stock as consideration for the B2e acquisition	—	—	6,579	—
Issuance of promissory note as consideration for the B2e acquisition	—	—	3,899	—
Issuance of common stock as consideration for the Tigris acquisition	—	—	5,740	—
Assumption of stock option plan as consideration for the Tigris acquisition	—	—	2,212	—
Issuance of common stock and warrants to repurchase convertible notes	—	—	—	10,815